EXHIBIT B

CODE OF ETHICS
COTTONWOOD MUTUAL FUNDS

Securities Transaction Report

For the Calendar Quarter Ended: 9/30/12
(mo./day/yr.)

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership, and which are required to be reported pursuant to the Trust's Code of Ethics.

Security	Price of the Transaction	Date of the Transaction	No. of Shares or Principal Amount of the Security	Nature of Transaction (Purchase, Sale, Other)	Broker-Dealer or Bank Through Whom Effected
Travelzoo Inc. (TZOO)	$280.68	9/28/12	12 shares @ $23.39/sh.	Sale	House - Buyback program

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transaction not required to be reported because such securities are exclude form the definition of "Covered Security" under the Trust's Code of Ethics, and (iii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: 10/30/12

Signature: Julian G. Winters

Print Name: Julian G. Winters

Reviewed By: Greg Myers

Greg Myers

EXHIBIT C
CODE OF ETHICS
COTTONWOOD MUTUAL FUNDS

Account Establishment Report

For the Calendar Quarter Ended: 9/30/12
(mo./day/yr.)

During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and is required to be reported pursuant to the Trust's Code of Ethics:

Broker/Dealer or Bank Where Account Was Established	**Date Account Was Established**
NONE	

Date: 10/30/12

Signature: Julian G. Winters

Print Name: Julian G. Winters

Reviewed By: Greg Myers
Greg Myers